Exhibit 10.4

WESCO AIRCRAFT

MANAGEMENT ANNUAL INCENTIVE PLAN

Covering the Period beginning October 1, 2010 and ending September 30, 2011

PURPOSE:

The compensation strategy of WESCO Aircraft (“Company”) is to reward its managers and key employees in a manner that permits the Company to attract, retain and motivate outstanding individuals.

The Management Annual Incentive Plan (“AIP”) is designed to compensate managers and key employees of the Company for achieving annual Company performance objectives, as well as for individual contributions towards accomplishing these objectives.  The AIP aligns the interests of the Company’s managers and key employees with the objectives and goals of the Company.

ELIGIBILITY:

Eligibility for the AIP is limited to those employees approved by the Board of Directors of the Company or its parent (collectively, the “Board”) or its delegate(s) and will typically include those positions which have a significant effect on the Company’s growth and financial results.  Eligible positions and target incentive amounts will be reviewed and determined each year by the Company and may change from year to year.  Participants must be full time employees of the Company in order to participate or receive payments under the AIP.  A participant in the AIP will not be eligible to participate in the Employee Annual Shared Plan.

TARGET INCENTIVE:

Each AIP participant will be eligible for an incentive award based upon the Company’s financial performance.  For each participant, there will be a target incentive award (“Target Incentive Award”) equal to an established percentage (“Target Incentive Percentage”) of each participant’s base salary (“Base Salary”).  The Target Incentive Award will be awarded upon the achievement of external audit-confirmed and Board-approved financial targets.  Awards (if any) may be higher or lower than the calculated Target Incentive Award, based on whether the Company’s performance is above or below its financial targets.  A participant’s Base Salary for Target Incentive Award purposes is the participant’s salary on (i) October 1, 2010 or (ii) the date during 2010 or 2011 that the participant is admitted as a participant in the AIP.  Final decision of any incentive payments must be approved by the Board.

BONUS POOL:

Each year, the Company plans for a 100% payout of the Target Incentive Award for each individual.  At the conclusion of the year, the CEO will propose to the Board a total pool of funds to be made available for payout of individual bonuses (“Bonus Pool”).  The total Bonus Pool will be based upon the achievement of the Company’s EBITDA and cash flow targets.  The Company may not distribute funds in excess of the Board-approved Bonus Pool.  Additionally, the CEO has the discretion to adjust (either via increase or decrease) the payout for each individual based upon his or her contributions to the achievement of the Company’s targets.

The Target Incentive Award components are described below:

INCENTIVE COMPONENTS:

There are TWO components to the AIP:

No Target Incentive Award will be awarded unless the “baseline” goal (i.e. the minimum that is set for each bonus plan year) is met with respect to both Component A and Component B. The Company must exceed the baseline goals before any portion of the Target Incentive Award will be paid.  If the Company exceeds the baseline goals, the Target Incentive Award amounts increase from [100%] of the Target Incentive Award to a maximum of 200% of the Target Incentive Award.

COMPONENT A:                                EBITDA

A “target goal” (for 100% payout) for Company EBITDA is established annually by the Company’s senior leadership, with Board approval. There are several milestone goals both below and above the target goal that will qualify the AIP participant for an incentive award. However, the established baseline goal for Component B must also be achieved in addition to Component A before any payout can occur.

COMPONENT B:                CASH FLOW FROM OPERATIONS

A target goal for the Company to increase Cash Flow from Operations is established annually by the Company’s senior leadership, with Board approval. There are several milestone goals below and above the target goal that will qualify the AIP participant for an incentive award. However, the established baseline goal for Component A must also be achieved in addition to Component B before any payout can occur.

DETERMINATION OF AWARDS:

After receipt of the audited financial statements for the year ending September 30, 2011, the Company’s CEO will submit to the Board his evaluation of the bonus earnings of each participant in the plan and the Board shall make the final determination as to the amount of bonus that may be received by each participant.  When a question arises regarding extraordinary gains or losses, for example, the impact of an acquisition (which would not have been included in the target calculation), or the operation (gain or loss) of a particular division, the Company will have sole discretion in making any adjustments to any bonus amount.

PAYOUTS AND NEW EMPLOYEES:

Bonus awards will be paid no later than thirty (30) days following Board approval, which follows the completion of the fiscal year end review.  A participant must be on active payroll and a full-time employee of the Company during the Plan year AND at the time awards are distributed in order to be eligible to receive an incentive award payout.  Prior to actual payment of a bonus award, no bonus will be earned under the AIP. A participant who is promoted within the AIP year will be entitled to receive a pro-rated incentive award based upon the time spent in each position.

GENERAL:

At the beginning of each fiscal year that the AIP is in effect, participants will be notified that they are operating under the AIP and their participation shall continue for that year unless the employee is terminated or transferred to other jobs not covered by the AIP.  Notice of participation in the AIP shall not restrict the Company’s rights to transfer participants to other jobs or terminate their employment.

DISABILITY, DEATH OR SPECIAL CIRCUMSTANCES:

In the event of disability, death or special circumstances affecting a plan participant, the Company may, but has no obligation to, approve partial or prorated awards.

PLAN EXCEPTIONS AND ADMINISTRATION:

The Company reserves the right to change or cancel the AIP at any time.  In addition, all exceptions or modifications to the AIP must be approved by the Company’s CEO.  The Company, through its Board or its delegate(s) shall have all powers and discretion necessary or appropriate to administer the AIP and to control its operation.  All determinations and decisions made by the Company shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

DISCLAIMER:

The Company is an “at will” employer and participation in the AIP is not to be construed in any way as an employment contract or agreement and does not in any way guarantee continued employment.